Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2023 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

First Quarter 2023 Summary

•Net income of $62.6 million, or $0.66 per diluted share
•Return on average assets of 1.15%, return on average equity of 8.87%, and return on average tangible common equity(1) of 13.89%
•Pre-provision net revenue (“PPNR”)(1) to average assets of 1.63%, annualized
•Net interest margin of 3.44%
•Cost of deposits of 0.94%, and cost of core deposits(1) of 0.54%; total deposits decreased $144.6 million, or 0.8%, from the prior quarter
•Nonperforming assets to total assets of 0.14%, and net charge-offs to average loans of 0.02%
•Total risk-based capital ratio of 16.33% and common equity tier 1 capital ratio of 13.54%
•Tangible book value per share(1) increased $0.23 to $19.61 compared to the prior quarter; tangible common equity ratio(1) of 9.20%
•Available liquidity of $10 billion; cash and cash equivalents increased to $1.42 billion and unused borrowing capacity of $8.55 billion at quarter end

Irvine, Calif., April 27, 2023 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $62.6 million, or $0.66 per diluted share, for the first quarter of 2023, compared with net income of $73.7 million, or $0.77 per diluted share, for the fourth quarter of 2022, and net income of $66.9 million, or $0.70 per diluted share, for the first quarter of 2022.

For the quarter ended March 31, 2023, the Company’s return on average assets (“ROAA”) was 1.15%, return on average equity (“ROAE”) was 8.87%, and return on average tangible common equity (“ROATCE”)(1) was 13.89%, compared to 1.36%, 10.71%, and 16.99%, respectively, for the fourth quarter of 2022, and 1.28%, 9.34%, and 14.66%, respectively, for the first quarter of 2022. Total assets were $21.36 billion at March 31, 2023, compared to $21.69 billion at December 31, 2022, and $21.62 billion at March 31, 2022.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “Over the years, we have maintained our commitment to growing a diversified commercial client base predicated on a long-term approach to relationship management. We have consistently operated the institution with a prudent approach to credit risk management along with maintaining ample levels of liquidity and an overall conservative view towards capital management. This longstanding discipline permeates our organization and has enabled us to deliver another quarter of solid profitability and returns in a challenging operating environment.

“The strategic actions we have taken over the past year to proactively address rising interest rates have placed us in a position of strength as we continue to guide our organization through the uncertain economic outlook. Successful execution of our strategy has allowed us to build our capital levels to some of the strongest among our peers, which in turn provides us with significant optionality and flexibility. By employing a disciplined approach to the business, we are well-positioned to meet the needs of our clients while maintaining our focus on generating new profitable customer relationships.

“I am grateful for the extraordinary effort our team put forth during a difficult quarter for the benefit of all of our stakeholders, including our clients, communities, employees, and our stockholders. As we look to the near- and medium-term, we are preparing for the possibility of further dislocations in the credit, funding, and capital markets. We will continue to leverage the strength of our balance sheet, liquidity, and capital positions to navigate
(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

these headwinds and will prudently take advantage of future opportunities to expand our business, while continuing to create long-term franchise value.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022
Financial highlights (unaudited)
Net income	$62,562	$73,673	$66,904
Net interest income	168,610	181,396	161,839
Diluted earnings per share	0.66	0.77	0.70
Common equity dividend per share paid	0.33	0.33	0.33
Return on average assets	1.15%	1.36%	1.28%
Return on average equity	8.87	10.71	9.34
Return on average tangible common equity (1)	13.89	16.99	14.66
Pre-provision net revenue to average assets (1)	1.63	1.89	1.72
Net interest margin	3.44	3.61	3.41
Cost of deposits	0.94	0.58	0.04
Cost of core deposits (1)	0.54	0.31	0.03
Efficiency ratio (1)	51.7	47.4	50.7
Noninterest expense as a percent of average assets	1.87	1.83	1.86
Total assets	$21,361,564	$21,688,017	$21,622,296
Total deposits	17,207,810	17,352,401	17,689,223
Non-maturity deposits as a percent of total deposits	82.6%	85.6%	94.2%
Noninterest-bearing deposits as a percent of total deposits	36.1	36.3	40.2
Loan-to-deposit ratio	82.4	84.6	83.4
Book value per share	$29.58	$29.45	$29.31
Tangible book value per share (1)	19.61	19.38	19.12
Tangible common equity ratio	9.20%	8.88%	8.79%
Total capital ratio	16.33	15.53	14.37
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $168.6 million in the first quarter of 2023, a decrease of $12.8 million, or 7.0%, from the fourth quarter of 2022. The decrease in net interest income was primarily attributable to a higher cost of funds reflecting an increase in deposit pricing as a result of the higher interest rate environment, an increase in brokered certificates of deposit as part of our liquidity management strategy, and two fewer days of interest, partially offset by higher yields on average interest-earning assets.

The net interest margin for the first quarter of 2023 decreased 17 basis points to 3.44%, from 3.61% in the prior quarter. The lower net interest margin was due to higher cost of funds and lower loan prepayment fees, partially offset by higher yields on interest-earning assets.

Net interest income for the first quarter of 2023 increased $6.8 million, or 4.2%, compared to the first quarter of 2022. The increase was attributable to higher yields on average interest-earning assets, partially offset by a higher cost of funds, higher average interest-bearing liabilities, and lower loan-related fees and accretion income as a result of decreased prepayment activity.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$1,335,611	$13,594	4.13%	$1,015,197	$8,636	3.37%	$322,236	$90	0.11%
Investment securities	4,165,681	26,791	2.57	4,130,042	24,688	2.39	4,546,408	17,852	1.57
Loans receivable, net (1) (2)	14,394,775	180,958	5.10	14,799,417	184,457	4.94	14,371,588	150,604	4.25
Total interest-earning assets	$19,896,067	$221,343	4.51	$19,944,656	$217,781	4.33	$19,240,232	$168,546	3.55

Liabilities
Interest-bearing deposits	$11,104,624	$40,234	1.47%	$11,021,383	$25,865	0.93%	$10,351,434	$1,673	0.07%
Borrowings	1,319,114	12,499	3.83	1,157,258	10,520	3.62	555,879	5,034	3.63
Total interest-bearing liabilities	$12,423,738	$52,733	1.72	$12,178,641	$36,385	1.19	$10,907,313	$6,707	0.25
Noninterest-bearing deposits	$6,219,818			$6,587,400			$6,928,872
Net interest income		$168,610			$181,396			$161,839
Net interest margin (3)			3.44%			3.61%			3.41%
Cost of deposits (4)			0.94			0.58			0.04
Cost of funds (5)			1.15			0.77			0.15
Cost of core deposits (6)			0.54			0.31			0.03
Ratio of interest-earning assets to interest-bearing liabilities			160.15			163.77			176.40
_______________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.5 million, $3.5 million, and $5.9 million for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the first quarter of 2023, the Company recorded $3.0 million of provision expense, compared to $2.8 million for the fourth quarter of 2022, and $448,000 for the first quarter of 2022. The provision for credit losses was impacted by changes to the overall size, composition, asset quality trends, and unfunded commitments of the loan portfolio, as well as the impact of the weighted macroeconomic forecasts.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Provision for credit losses
Provision for loan losses	$3,021	$3,899	$211
Provision for unfunded commitments	(189)	(1,013)	218
Provision for held-to-maturity securities	184	(48)	19
Total provision for credit losses	$3,016	$2,838	$448

Noninterest Income

Noninterest income for the first quarter of 2023 was $21.2 million, an increase of $689,000 from the fourth quarter of 2022. The increase was primarily due to a $1.3 million increase in trust custodial account fees driven by seasonal, annual tax fees earned during the first quarter, partially offset by a $344,000 decrease in other income, and a $224,000 decrease in escrow and exchange fees. Additionally, the Bank sold $304.2 million of investment securities for a net gain of $138,000 during the first quarter of 2023.

Noninterest income for the first quarter of 2023 decreased $4.7 million, compared to the first quarter of 2022. The decrease was primarily due to a $2.0 million decrease in net gain from sales of investment securities, a $1.5 million decrease in net gain from loan sales, a $603,000 decrease in escrow and exchange fees attributable to the lower transaction activity in the commercial real estate market, and a $554,000 decrease in trust custodial account fees.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Noninterest income
Loan servicing income	$573	$346	$419
Service charges on deposit accounts	2,629	2,689	2,615
Other service fee income	296	295	367
Debit card interchange fee income	803	1,048	836
Earnings on bank owned life insurance	3,374	3,359	3,221
Net gain from sales of loans	29	151	1,494
Net gain from sales of investment securities	138	—	2,134
Trust custodial account fees	11,025	9,722	11,579
Escrow and exchange fees	1,058	1,282	1,661
Other income	1,261	1,605	1,568
Total noninterest income	$21,186	$20,497	$25,894

Noninterest Expense

Noninterest expense totaled $101.4 million for the first quarter of 2023, an increase of $2.2 million compared to the fourth quarter of 2022, primarily due to a $1.7 million increase in deposit expense driven by higher deposit earnings credit rates, as well as a $962,000 increase in FDIC insurance premiums, partially offset by a $622,000 decrease in other expense.

Noninterest expense increased by $3.7 million compared to the first quarter of 2022. The increase was primarily due to a $4.7 million increase in deposit expense driven by higher deposit earnings credit rates, a $1.4 million increase in legal and professional services, a $1.3 million increase in data processing, and a $1.0 million increase in FDIC insurance premiums, partially offset by a $2.7 million decrease in compensation and benefits from decreased staffing levels as well as a $1.1 million decrease in other expense.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Noninterest expense
Compensation and benefits	$54,293	$54,347	$56,981
Premises and occupancy	11,742	11,641	11,952
Data processing	7,265	6,991	5,996
Other real estate owned operations, net	108	—	—
FDIC insurance premiums	2,425	1,463	1,396
Legal and professional services	5,501	5,175	4,068
Marketing expense	1,838	1,985	1,809
Office expense	1,232	1,310	1,203
Loan expense	646	743	1,134
Deposit expense	8,436	6,770	3,751
Amortization of intangible assets	3,171	3,440	3,592
Other expense	4,695	5,317	5,766
Total noninterest expense	$101,352	$99,182	$97,648

Income Tax

For the first quarter of 2023, income tax expense totaled $22.9 million, resulting in an effective tax rate of 26.8%, compared with income tax expense of $26.2 million and an effective tax rate of 26.2% for the fourth quarter of 2022, and income tax expense of $22.7 million and an effective tax rate of 25.4% for the first quarter of 2022.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $14.17 billion at March 31, 2023, a decrease of $504.5 million, or 3.4%, from December 31, 2022, and a decrease of $562.0 million, or 3.8%, from March 31, 2022. The decrease from December 31, 2022 was a result of lower loan originations due to our disciplined approach around credit risk management and loan pricing along with lower loan demand. The decrease from March 31, 2022 was primarily driven by lower loan fundings as well as loan prepayments and maturities.

During the first quarter of 2023, new loan commitments totaled $116.8 million, and loan fundings totaled $66.9 million, compared with $239.8 million in loan commitments and $149.1 million in new loan fundings for the fourth quarter of 2022, and $1.46 billion in loan commitments and $1.06 billion in new loan fundings for the first quarter of 2022. Loan commitments decreased compared to prior quarters as we strategically maintained a disciplined approach to credit risk management and loan pricing.

At March 31, 2023, the total loan-to-deposit ratio was 82.4%, compared with 84.6% and 83.4% at December 31, 2022 and March 31, 2022, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Beginning gross loan balance before basis adjustment	$14,740,867	$14,979,098	$14,306,766
New commitments	116,835	239,829	1,461,992
Unfunded new commitments	(49,891)	(90,758)	(399,235)
Net new fundings	66,944	149,071	1,062,757
Purchased loans	—	—	—
Amortization/maturities/payoffs	(519,986)	(481,120)	(786,700)
Net draws on existing lines of credit	(53,436)	107,560	182,868
Loan sales	(803)	(9,471)	(17,991)
Charge-offs	(3,664)	(4,271)	(2,299)
Transferred to other real estate owned	(6,886)	—	—
Net (decrease) increase	(517,831)	(238,231)	438,635
Ending gross loan balance before basis adjustment	$14,223,036	$14,740,867	$14,745,401
Basis adjustment associated with fair value hedge (1)	(50,005)	(61,926)	—
Ending gross loan balance	$14,173,031	$14,678,941	$14,745,401
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Investor loans secured by real estate
CRE non-owner-occupied	$2,590,824	$2,660,321	$2,774,650
Multifamily	5,955,239	6,112,026	6,041,085
Construction and land	420,079	399,034	303,811
SBA secured by real estate (1)	40,669	42,135	42,642
Total investor loans secured by real estate	9,006,811	9,213,516	9,162,188
Business loans secured by real estate (2)
CRE owner-occupied	2,342,175	2,432,163	2,391,984
Franchise real estate secured	371,902	378,057	384,267
SBA secured by real estate (3)	60,527	61,368	68,466
Total business loans secured by real estate	2,774,604	2,871,588	2,844,717
Commercial loans (4)
Commercial and industrial	1,967,128	2,160,948	2,242,632
Franchise non-real estate secured	388,722	404,791	388,322
SBA non-real estate secured	10,437	11,100	10,761
Total commercial loans	2,366,287	2,576,839	2,641,715
Retail loans
Single family residential (5)	70,913	72,997	79,978
Consumer	3,174	3,284	5,157
Total retail loans	74,087	76,281	85,135
Loans held for investment before basis adjustment (6)	14,221,789	14,738,224	14,733,755
Basis adjustment associated with fair value hedge (7)	(50,005)	(61,926)	—
Loans held for investment	14,171,784	14,676,298	14,733,755
Allowance for credit losses for loans held for investment	(195,388)	(195,651)	(197,517)
Loans held for investment, net	$13,976,396	$14,480,647	$14,536,238

Total unfunded loan commitments	$2,413,169	$2,489,203	$2,940,370
Loans held for sale, at lower of cost or fair value	$1,247	$2,643	$11,646
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $52.2 million, $54.8 million, and $71.2 million as of March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at March 31, 2023 was 4.68%, compared to 4.61% at December 31, 2022, and 3.92% at March 31, 2022. The quarter-over-quarter and year-over-year increases reflect higher rates on new originations and the repricing of loans as a result of the increases in benchmark interest rates.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Investor loans secured by real estate
CRE non-owner-occupied	$1,200	$34,258	$153,845
Multifamily	4,464	28,285	454,652
Construction and land	—	31,175	213,206
SBA secured by real estate (1)	—	—	7,775
Total investor loans secured by real estate	5,664	93,718	829,478
Business loans secured by real estate (2)
CRE owner-occupied	6,562	24,266	246,405
Franchise real estate secured	3,217	840	21,060
SBA secured by real estate (3)	497	4,198	9,378
Total business loans secured by real estate	10,276	29,304	276,843
Commercial loans (4)
Commercial and industrial	93,150	96,566	317,728
Franchise non-real estate secured	1,666	14,130	28,090
SBA non-real estate secured	720	1,058	3,543
Total commercial loans	95,536	111,754	349,361
Retail loans
Single family residential (5)	5,359	5,053	6,310
Total retail loans	5,359	5,053	6,310
Total loan commitments	$116,835	$239,829	$1,461,992
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments increased to 7.43% in the first quarter of 2023, compared to 6.34% in the fourth quarter of 2022, and 3.55% in the first quarter of 2022.

Asset Quality and Allowance for Credit Losses

At March 31, 2023, our allowance for credit losses (“ACL”) on loans held for investment was $195.4 million, a decrease of $263,000 from December 31, 2022, and a decrease of $2.1 million from March 31, 2022. The decline in ACL from December 31, 2022 and March 31, 2022 was reflective primarily of lower loans held for investment.

During the first quarter of 2023, the Company incurred $3.3 million of net charge-offs, compared to $3.8 million during the fourth quarter of 2022, and $446,000 of net charge-offs during the first quarter of 2022, respectively.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended March 31, 2023
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$33,692	$(66)	$15	$(1,926)	$31,715
Multifamily	56,334	(217)	—	1,670	57,787
Construction and land	7,114	—	—	558	7,672
SBA secured by real estate (1)	2,592	—	—	(301)	2,291
Business loans secured by real estate (2)
CRE owner-occupied	32,340	(2,163)	12	(855)	29,334
Franchise real estate secured	7,019	—	—	771	7,790
SBA secured by real estate (3)	4,348	—	—	67	4,415
Commercial loans (4)
Commercial and industrial	35,169	(1,123)	211	3,402	37,659
Franchise non-real estate secured	16,029	—	100	(408)	15,721
SBA non-real estate secured	441	—	6	(46)	401
Retail loans
Single family residential (5)	352	(90)	1	129	392
Consumer loans	221	(5)	35	(40)	211
Totals	$195,651	$(3,664)	$380	$3,021	$195,388
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for credit losses to loans held for investment at March 31, 2023 was 1.38%, compared to 1.33% at December 31, 2022, and 1.34% at March 31, 2022. The fair value net discount on loans acquired through total bank acquisitions was $52.2 million, or 0.37% of total loans held for investment, as of March 31, 2023, compared to $54.8 million, or 0.37% of total loans held for investment, as of December 31, 2022, and $71.2 million, or 0.48% of total loans held for investment, as of March 31, 2022.

Nonperforming assets totaled $30.4 million, or 0.14% of total assets, at March 31, 2023, compared with $30.9 million, or 0.14% of total assets, at December 31, 2022, and $55.3 million, or 0.26% of total assets, at March 31, 2022. Loan delinquencies were $20.8 million, or 0.15% of loans held for investment, at March 31, 2023, compared to $43.3 million, or 0.30% of loans held for investment, at December 31, 2022, and $43.7 million, or 0.30% of loans held for investment, at March 31, 2022.

Classified loans totaled $161.1 million, or 1.14% of loans held for investment, at March 31, 2023, compared with $149.3 million, or 1.02% of loans held for investment, at December 31, 2022, and $122.5 million, or 0.83% of loans held for investment, at March 31, 2022.

The following table presents the asset quality metrics of the loan portfolio as of the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Asset quality
Nonperforming loans	$24,872	$30,905	$55,309
Other real estate owned	5,499	—	—
Nonperforming assets	$30,371	$30,905	$55,309

Total classified assets (1)	$166,576	$149,304	$122,528
Allowance for credit losses	195,388	195,651	197,517
Allowance for credit losses as a percent of total nonperforming loans	786%	633%	357%
Nonperforming loans as a percent of loans held for investment	0.18	0.21	0.38
Nonperforming assets as a percent of total assets	0.14	0.14	0.26
Classified loans to total loans held for investment	1.14	1.02	0.83
Classified assets to total assets	0.78	0.69	0.57
Net loan charge-offs for the quarter ended	$3,284	$3,797	$446
Net loan charge-offs for the quarter to average total loans	0.02%	0.03%	—%
Allowance for credit losses to loans held for investment (2)	1.38	1.33	1.34
Delinquent loans
30 - 59 days	$761	$20,538	$25,332
60 - 89 days	1,198	185	74
90+ days	18,884	22,625	18,245
Total delinquency	$20,843	$43,348	$43,651
Delinquency as a percentage of loans held for investment	0.15%	0.30%	0.30%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At March 31, 2023, 26% of loans held for investment include a fair value net discount of $52.2 million, or 0.37% of loans held for investment. At December 31, 2022, 26% of loans held for investment include a fair value net discount of $54.8 million, or 0.37% of loans held for investment. At March 31, 2022, 32% of loans held for investment include a fair value net discount of $71.2 million, or 0.48% of loans held for investment.

Investment Securities

At March 31, 2023, available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities were $2.11 billion and $1.75 billion, respectively, compared to $2.60 billion and $1.39 billion, respectively, at December 31, 2022, and $3.22 billion and $996.4 million, respectively, at March 31, 2022. During the first quarter of 2023, the Company reassessed classification of certain AFS investments and transferred approximately $410.7 million of collateralized mortgage obligations to HTM securities, which the Company intends and has the ability to hold to maturity. The transfer of these securities was accounted for at fair value on the transfer date. These securities had pre-tax unrealized losses of $50.4 million at the time of transfer.

In total, investment securities were $3.86 billion at March 31, 2023, a decrease of $127.2 million from December 31, 2022, and a decrease of $356.6 million from March 31, 2022. The decrease in the first quarter of 2023 compared to the prior quarter was primarily the result of $304.2 million in investment securities sales and $105.9 million in principal payments, discounts from the AFS securities transferred to HTM, amortization, and redemptions, partially offset by $232.3 million in purchases and a mark-to-market fair value loss reduction of $50.7 million.

The decrease in investment securities from March 31, 2022 was primarily the result of $580.4 million in sales, $422.8 million in principal payments, discounts from the AFS securities transferred to HTM, amortization, and redemptions, and a mark-to-market fair value loss increase of $80.2 million, partially offset by $720.0 million in purchases.

Deposits

At March 31, 2023, total deposits were $17.21 billion, a decrease of $144.6 million, or 0.8%, from December 31, 2022, and a decrease of $481.4 million, or 2.7%, from March 31, 2022.

At March 31, 2023, core deposits(1) totaled $14.21 billion or 82.6% of total deposits, a decrease of $639.5 million, or 4.3%, from December 31, 2022, and a decrease of $2.44 billion, or 14.7%, from March 31, 2022. The decreases from prior quarters were largely driven by the industry-wide turmoil experienced during the quarter and partially by clients redeploying funds into higher yielding alternatives.

At March 31, 2023, non-core deposits totaled $3.00 billion, an increase of $494.9 million, or 19.8%, from December 31, 2022, and an increase of $1.96 billion, or 189.2%, from March 31, 2022. The increase in the first quarter of 2023 compared to the prior quarter was primarily due to the addition of $324.3 million in brokered certificates of deposit, and an increase of $170.7 million in retail certificates of deposit. The increase from March 31, 2022 was primarily driven by increases in brokered and retail certificates of deposit.

The weighted average cost of total deposits for the first quarter of 2023 was 0.94%, compared to 0.58% for the fourth quarter of 2022, and 0.04% for the first quarter of 2022. The increases in the weighted average cost of deposits for the first quarter of 2023, compared to the fourth quarter of 2022 and the first quarter of 2022, were principally driven by higher pricing across all deposit categories. The weighted average cost of core deposits(2) for the first quarter of 2023 was 0.54%, compared to 0.31% for the fourth quarter of 2022, and 0.03% for the first quarter of 2022.

At March 31, 2023, the end-of-period weighted average rate of total deposits was 1.15%, compared to 0.79% at December 31, 2022 and 0.04% at March 31, 2022. At March 31, 2023, the end-of-period weighted average rate of core deposits was 0.61%, compared to 0.43% at December 31, 2022, and 0.03% at March 31, 2022.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Deposit accounts
Noninterest-bearing checking	$6,209,104	$6,306,825	$7,106,548
Interest-bearing:
Checking	2,871,812	3,119,850	3,679,067
Money market/savings	5,128,827	5,422,577	5,867,044
Total core deposits (1)	14,209,743	14,849,252	16,652,659
Brokered money market	30	30	5,553
Retail certificates of deposit	1,257,146	1,086,423	1,031,011
Wholesale/brokered certificates of deposit	1,740,891	1,416,696	—
Total non-core deposits	2,998,067	2,503,149	1,036,564
Total deposits	$17,207,810	$17,352,401	$17,689,223

Cost of deposits	0.94%	0.58%	0.04%
Cost of core deposits (2)	0.54	0.31	0.03
Noninterest-bearing deposits as a percent of total deposits	36.1	36.3	40.2
Core deposits as a percent of total deposits	82.6	85.6	94.1
______________________________
(1) Core deposits are total deposits excluding all certificates of deposits and all brokered deposits.
(2) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Borrowings

At March 31, 2023, total borrowings amounted to $1.13 billion, a decrease of $199.8 million from December 31, 2022, and an increase of $200.6 million from March 31, 2022. Total borrowings at March 31, 2023 were comprised of $800.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) term advances and $331.4 million of subordinated debt. The decrease in borrowings at March 31, 2023 as compared to December 31, 2022 was due to the maturity of $200.0 million in FHLB term advances during the first quarter of 2023, partially offset by the amortization of the subordinated debt issuance costs. The increase in borrowings at March 31, 2023 as compared to March 31, 2022 was due to $200.0 million higher FHLB term advances to manage interest rate risk and liquidity.

As of March 31, 2023, our unused borrowing capacity was $8.55 billion, which consists of available lines of credit with FHLB and other correspondent banks as well as access through the Federal Reserve Bank's discount window and the new Bank Term Funding Program, neither of which we accessed during the first quarter of 2023.

Capital Ratios

At March 31, 2023, our common stockholder's equity was $2.83 billion, or 13.25% of total assets, compared with $2.80 billion, or 12.90%, at December 31, 2022, and $2.78 billion, or 12.87%, at March 31, 2022, with a book value per share of $29.58, compared with $29.45 at December 31, 2022, and $29.31 at March 31, 2022. At March 31, 2023, the ratio of tangible common equity to tangible assets(1) was 9.20%, compared with 8.88% at December 31, 2022, and 8.79% at March 31, 2022, and tangible book value per share(1) was $19.61, compared with $19.38 at December 31, 2022, and $19.12 at March 31, 2022. The increase in tangible book value per share at March 31, 2023 from the prior quarter was primarily driven by net income, partially offset by the dividends paid.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The Company implemented the current expected credit losses (“CECL”) model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. In the first quarter of 2022, the Company began phasing into regulatory capital the cumulative adjustments at the end of the second year of the transition period at 25% per year. At March 31, 2023, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively, and the Bank qualified as “well capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	March 31,	December 31,	March 31,
Capital ratios	2023	2022	2022
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.41%	10.29%	10.10%
Common equity tier 1 capital ratio	13.54	12.99	11.80
Tier 1 capital ratio	13.54	12.99	11.80
Total capital ratio	16.33	15.53	14.37
Tangible common equity ratio (1)	9.20	8.88	8.79

Pacific Premier Bank
Tier 1 leverage ratio	11.93%	11.80%	11.66%
Common equity tier 1 capital ratio	15.52	14.89	13.61
Tier 1 capital ratio	15.52	14.89	13.61
Total capital ratio	16.55	15.74	14.47

Share data
Book value per share	$29.58	$29.45	$29.31
Tangible book value per share (1)	19.61	19.38	19.12
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	24.02	31.56	35.35
Shares issued and outstanding	95,714,777	95,021,760	94,945,849
Market capitalization (2)(3)	$2,299,069	$2,998,887	$3,356,336
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On April 24, 2023, the Company's Board of Directors declared a $0.33 per share dividend, payable on May 15, 2023 to stockholders of record as of May 8, 2023. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the first quarter of 2023, the Company did not repurchase any shares of common stock.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on April 27, 2023 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp, Inc. conference call. Additionally, a telephone replay will be made available through May 4, 2023, at (877) 344-7529, conference ID 4228581.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with over $21 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $17 billion of assets under custody and 38,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; interest rate, liquidity, economic, market, credit, operational, and inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to attract and retain deposits and access to other sources of liquidity; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. Federal budget or debt or turbulence or uncertainty in domestic or foreign financial markets; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; compliance risks, including the costs of monitoring, testing, and maintaining compliance with complex laws and regulations; the effectiveness of our risk management framework and quantitative models; the transition away from USD LIBOR and related uncertainty as well as the risk and costs related to our adoption of Secured Overnight Financing Rate (“SOFR”); the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit-related impairments of securities held by us; changes in the level of our nonperforming assets and charge-offs; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of recent or future changes in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine, which could impact business and economic conditions in the United States and abroad; public health crises and pandemics, including with respect to COVID-19, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them; climate change, including the enhanced regulatory, compliance, credit, and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2022 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President, Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
ASSETS
Cash and cash equivalents	$1,424,896	$1,101,249	$739,211	$972,798	$809,259
Interest-bearing time deposits with financial institutions	1,734	1,734	1,733	2,216	2,216
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses	1,749,030	1,388,103	1,385,502	1,390,682	996,382
Investment securities available-for-sale, at fair value	2,112,852	2,601,013	2,661,079	2,679,070	3,222,095
FHLB, FRB, and other stock	105,479	119,918	118,778	118,636	116,973
Loans held for sale, at lower of amortized cost or fair value	1,247	2,643	2,163	2,957	11,646
Loans held for investment	14,171,784	14,676,298	14,908,811	15,047,608	14,733,755
Allowance for credit losses	(195,388)	(195,651)	(195,549)	(196,075)	(197,517)
Loans held for investment, net	13,976,396	14,480,647	14,713,262	14,851,533	14,536,238
Accrued interest receivable	69,660	73,784	66,192	66,898	60,922
Other real estate owned	5,499	—	—	—	—
Premises and equipment, net	63,450	64,543	65,651	68,435	70,453
Deferred income taxes, net	177,778	183,602	190,948	163,767	133,938
Bank owned life insurance	462,732	460,010	457,301	454,593	451,968
Intangible assets	52,417	55,588	59,028	62,500	65,978
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	257,082	253,871	257,041	258,522	242,916
Total assets	$21,361,564	$21,688,017	$21,619,201	$21,993,919	$21,622,296
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$6,209,104	$6,306,825	$6,775,465	$6,934,318	$7,106,548
Interest-bearing:
Checking	2,871,812	3,119,850	3,605,498	4,149,432	3,679,067
Money market/savings	5,128,857	5,422,607	5,493,988	5,545,230	5,872,597
Retail certificates of deposit	1,257,146	1,086,423	872,421	855,966	1,031,011
Wholesale/brokered certificates of deposit	1,740,891	1,416,696	999,002	599,667	—
Total interest-bearing	10,998,706	11,045,576	10,970,909	11,150,295	10,582,675
Total deposits	17,207,810	17,352,401	17,746,374	18,084,613	17,689,223
FHLB advances and other borrowings	800,000	1,000,000	600,000	600,000	600,000
Subordinated debentures	331,364	331,204	331,045	330,886	330,726
Accrued expenses and other liabilities	191,229	206,023	206,386	223,201	219,329
Total liabilities	18,530,403	18,889,628	18,883,805	19,238,700	18,839,278
STOCKHOLDERS’ EQUITY
Common stock	937	933	933	933	933
Additional paid-in capital	2,361,830	2,362,663	2,357,731	2,353,361	2,348,727
Retained earnings	731,123	700,040	657,845	615,943	577,591
Accumulated other comprehensive loss	(262,729)	(265,247)	(281,113)	(215,018)	(144,233)
Total stockholders' equity	2,831,161	2,798,389	2,735,396	2,755,219	2,783,018
Total liabilities and stockholders' equity	$21,361,564	$21,688,017	$21,619,201	$21,993,919	$21,622,296

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022
INTEREST INCOME
Loans	$180,958	$184,457	$150,604
Investment securities and other interest-earning assets	40,385	33,324	17,942
Total interest income	221,343	217,781	168,546
INTEREST EXPENSE
Deposits	40,234	25,865	1,673
FHLB advances and other borrowings	7,938	5,960	474
Subordinated debentures	4,561	4,560	4,560
Total interest expense	52,733	36,385	6,707
Net interest income before provision for credit losses	168,610	181,396	161,839
Provision for credit losses	3,016	2,838	448
Net interest income after provision for credit losses	165,594	178,558	161,391
NONINTEREST INCOME
Loan servicing income	573	346	419
Service charges on deposit accounts	2,629	2,689	2,615
Other service fee income	296	295	367
Debit card interchange fee income	803	1,048	836
Earnings on bank owned life insurance	3,374	3,359	3,221
Net gain from sales of loans	29	151	1,494
Net gain from sales of investment securities	138	—	2,134
Trust custodial account fees	11,025	9,722	11,579
Escrow and exchange fees	1,058	1,282	1,661
Other income	1,261	1,605	1,568
Total noninterest income	21,186	20,497	25,894
NONINTEREST EXPENSE
Compensation and benefits	54,293	54,347	56,981
Premises and occupancy	11,742	11,641	11,952
Data processing	7,265	6,991	5,996
Other real estate owned operations, net	108	—	—
FDIC insurance premiums	2,425	1,463	1,396
Legal and professional services	5,501	5,175	4,068
Marketing expense	1,838	1,985	1,809
Office expense	1,232	1,310	1,203
Loan expense	646	743	1,134
Deposit expense	8,436	6,770	3,751
Amortization of intangible assets	3,171	3,440	3,592
Other expense	4,695	5,317	5,766
Total noninterest expense	101,352	99,182	97,648
Net income before income taxes	85,428	99,873	89,637
Income tax expense	22,866	26,200	22,733
Net income	$62,562	$73,673	$66,904
EARNINGS PER SHARE
Basic	$0.66	$0.78	$0.71
Diluted	$0.66	$0.77	$0.70
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	93,857,812	93,810,468	93,499,695
Diluted	94,182,522	94,176,633	93,946,074

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$1,335,611	$13,594	4.13%	$1,015,197	$8,636	3.37%	$322,236	$90	0.11%
Investment securities	4,165,681	26,791	2.57	4,130,042	24,688	2.39	4,546,408	17,852	1.57
Loans receivable, net (1)(2)	14,394,775	180,958	5.10	14,799,417	184,457	4.94	14,371,588	150,604	4.25
Total interest-earning assets	19,896,067	221,343	4.51	19,944,656	217,781	4.33	19,240,232	168,546	3.55
Noninterest-earning assets	1,788,806			1,784,277			1,716,559
Total assets	$21,684,873			$21,728,933			$20,956,791
Liabilities and equity
Interest-bearing deposits:
Interest checking	$3,008,712	$5,842	0.79%	$3,320,146	$3,752	0.45%	$3,537,824	$229	0.03%
Money market	4,992,084	13,053	1.06	4,998,726	7,897	0.63	5,343,973	888	0.07
Savings	453,079	508	0.45	443,016	310	0.28	422,186	26	0.02
Retail certificates of deposit	1,206,966	7,775	2.61	975,958	3,941	1.60	1,047,451	530	0.21
Wholesale/brokered certificates of deposit	1,443,783	13,056	3.67	1,283,537	9,965	3.08	—	—	—
Total interest-bearing deposits	11,104,624	40,234	1.47	11,021,383	25,865	0.93	10,351,434	1,673	0.07
FHLB advances and other borrowings	987,817	7,938	3.26	826,125	5,960	2.86	225,250	474	0.85
Subordinated debentures	331,297	4,561	5.51	331,133	4,560	5.51	330,629	4,560	5.52
Total borrowings	1,319,114	12,499	3.83	1,157,258	10,520	3.62	555,879	5,034	3.63
Total interest-bearing liabilities	12,423,738	52,733	1.72	12,178,641	36,385	1.19	10,907,313	6,707	0.25
Noninterest-bearing deposits	6,219,818			6,587,400			6,928,872
Other liabilities	218,925			211,731			256,219
Total liabilities	18,862,481			18,977,772			18,092,404
Stockholders' equity	2,822,392			2,751,161			2,864,387
Total liabilities and equity	$21,684,873			$21,728,933			$20,956,791
Net interest income		$168,610			$181,396			$161,839
Net interest margin (3)			3.44%			3.61%			3.41%
Cost of deposits (4)			0.94			0.58			0.04
Cost of funds (5)			1.15			0.77			0.15
Cost of core deposits (6)			0.54			0.31			0.03
Ratio of interest-earning assets to interest-bearing liabilities			160.15			163.77			176.40
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $2.5 million, $3.5 million, and $5.9 million for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	March 31,	December 31,	September 30	June 30,	March 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
Investor loans secured by real estate
CRE non-owner-occupied	$2,590,824	$2,660,321	$2,771,272	$2,788,715	$2,774,650
Multifamily	5,955,239	6,112,026	6,199,581	6,188,086	6,041,085
Construction and land	420,079	399,034	373,194	331,734	303,811
SBA secured by real estate (1)	40,669	42,135	42,998	44,199	42,642
Total investor loans secured by real estate	9,006,811	9,213,516	9,387,045	9,352,734	9,162,188
Business loans secured by real estate (2)
CRE owner-occupied	2,342,175	2,432,163	2,477,530	2,486,747	2,391,984
Franchise real estate secured	371,902	378,057	383,468	387,683	384,267
SBA secured by real estate (3)	60,527	61,368	64,002	67,191	68,466
Total business loans secured by real estate	2,774,604	2,871,588	2,925,000	2,941,621	2,844,717
Commercial loans (4)
Commercial and industrial	1,967,128	2,160,948	2,164,623	2,295,421	2,242,632
Franchise non-real estate secured	388,722	404,791	409,773	415,830	388,322
SBA non-real estate secured	10,437	11,100	11,557	11,008	10,761
Total commercial loans	2,366,287	2,576,839	2,585,953	2,722,259	2,641,715
Retail loans
Single family residential (5)	70,913	72,997	75,176	77,951	79,978
Consumer	3,174	3,284	3,761	4,130	5,157
Total retail loans	74,087	76,281	78,937	82,081	85,135
Loans held for investment before basis adjustment (6)	14,221,789	14,738,224	14,976,935	15,098,695	14,733,755
Basis adjustment associated with fair value hedge (7)	(50,005)	(61,926)	(68,124)	(51,087)	—
Loans held for investment	14,171,784	14,676,298	14,908,811	15,047,608	14,733,755
Allowance for credit losses for loans held for investment	(195,388)	(195,651)	(195,549)	(196,075)	(197,517)
Loans held for investment, net	$13,976,396	$14,480,647	$14,713,262	$14,851,533	$14,536,238

Loans held for sale, at lower of cost or fair value	$1,247	$2,643	$2,163	$2,957	$11,646
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $52.2 million, $54.8 million, $59.0 million, $63.6 million, and $71.2 million as of March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022, and March 31, 2022, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2023	2022	2022	2022	2022
Asset quality
Nonperforming loans	$24,872	$30,905	$60,464	$44,445	$55,309
Other real estate owned	5,499	—	—	—	—
Nonperforming assets	$30,371	$30,905	$60,464	$44,445	$55,309

Total classified assets (1)	$166,576	$149,304	$110,143	$106,153	$122,528
Allowance for credit losses	195,388	195,651	195,549	196,075	197,517
Allowance for credit losses as a percent of total nonperforming loans	786%	633%	323%	441%	357%
Nonperforming loans as a percent of loans held for investment	0.18	0.21	0.41	0.30	0.38
Nonperforming assets as a percent of total assets	0.14	0.14	0.28	0.20	0.26
Classified loans to total loans held for investment	1.14	1.02	0.74	0.71	0.83
Classified assets to total assets	0.78	0.69	0.51	0.48	0.57
Net loan charge-offs for the quarter ended	$3,284	$3,797	$1,072	$5,245	$446
Net loan charge-offs for the quarter to average total loans	0.02%	0.03%	0.01%	0.04%	—%
Allowance for credit losses to loans held for investment (2)	1.38	1.33	1.31	1.30	1.34
Delinquent loans
30 - 59 days	$761	$20,538	$1,484	$6,915	$25,332
60 - 89 days	1,198	185	6,535	—	74
90+ days	18,884	22,625	33,238	29,360	18,245
Total delinquency	$20,843	$43,348	$41,257	$36,275	$43,651
Delinquency as a percent of loans held for investment	0.15%	0.30%	0.28%	0.24%	0.30%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At March 31, 2023, 26% of loans held for investment include a fair value net discount of $52.2 million, or 0.37% of loans held for investment. At December 31, 2022, 26% of loans held for investment include a fair value net discount of $54.8 million, or 0.37% of loans held for investment. At September 30, 2022, 27% of loans held for investment include a fair value net discount of $59.0 million, or 0.39% of loans held for investment. At June 30, 2022, 29% of loans held for investment include a fair value net discount of $63.6 million, or 0.42% of loans held for investment. At March 31, 2022, 32% of loans held for investment include a fair value net discount of $71.2 million, or 0.48% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
March 31, 2023
Investor loans secured by real estate
CRE non-owner-occupied	$5,545	$—	$—	$—	$5,545	$5,545
Multifamily	3,708	—	—	—	3,708	3,708
SBA secured by real estate (2)	519	—	—	—	519	519
Total investor loans secured by real estate	9,772	—	—	—	9,772	9,772
Business loans secured by real estate (3)
CRE owner-occupied	9,102	—	—	—	9,102	9,102
SBA secured by real estate (4)	1,190	—	—	—	1,190	1,190
Total business loans secured by real estate	10,292	—	—	—	10,292	10,292
Commercial loans (5)
Commercial and industrial	4,236	3,999	—	—	4,236	237
SBA not secured by real estate	572	—	—	—	572	572
Total commercial loans	4,808	3,999	—	—	4,808	809
Totals nonaccrual loans	$24,872	$3,999	$—	$—	$24,872	$20,873
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due
(Dollars in thousands)	Current	30-59	60-89	90+	Total
March 31, 2023
Investor loans secured by real estate
CRE non-owner-occupied	$2,585,273	$6	$1,129	$4,416	$2,590,824
Multifamily	5,951,531	—	—	3,708	5,955,239
Construction and land	420,079	—	—	—	420,079
SBA secured by real estate (1)	40,669	—	—	—	40,669
Total investor loans secured by real estate	8,997,552	6	1,129	8,124	9,006,811
Business loans secured by real estate (2)
CRE owner-occupied	2,337,413	—	—	4,762	2,342,175
Franchise real estate secured	371,902	—	—	—	371,902
SBA secured by real estate (3)	59,029	308	—	1,190	60,527
Total business loans secured by real estate	2,768,344	308	—	5,952	2,774,604
Commercial loans (4)
Commercial and industrial	1,962,376	447	69	4,236	1,967,128
Franchise non-real estate secured	388,722	—	—	—	388,722
SBA not secured by real estate	9,865	—	—	572	10,437
Total commercial loans	2,360,963	447	69	4,808	2,366,287
Retail loans
Single family residential (5)	70,913	—	—	—	70,913
Consumer loans	3,174	—	—	—	3,174
Total retail loans	74,087	—	—	—	74,087
Loans held for investment before basis adjustment (6)	$14,200,946	$761	$1,198	$18,884	$14,221,789
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $50.0 million to the carrying amount of certain loans included in fair value hedging relationships.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Total Gross Loans
March 31, 2023
Investor loans secured by real estate
CRE non-owner-occupied	$2,572,545	$5,104	$13,175	$2,590,824
Multifamily	5,938,189	12,604	4,446	5,955,239
Construction and land	420,079	—	—	420,079
SBA secured by real estate (1)	31,743	—	8,926	40,669
Total investor loans secured by real estate	8,962,556	17,708	26,547	9,006,811
Business loans secured by real estate (2)
CRE owner-occupied	2,263,811	18,379	59,985	2,342,175
Franchise real estate secured	338,357	26,346	7,199	371,902
SBA secured by real estate (3)	55,072	195	5,260	60,527
Total business loans secured by real estate	2,657,240	44,920	72,444	2,774,604
Commercial loans (4)
Commercial and industrial	1,885,615	29,666	51,847	1,967,128
Franchise non-real estate secured	349,238	30,717	8,767	388,722
SBA not secured by real estate	8,969	—	1,468	10,437
Total commercial loans	2,243,822	60,383	62,082	2,366,287
Retail loans
Single family residential (5)	70,909	—	4	70,913
Consumer loans	3,174	—	—	3,174
Total retail loans	74,083	—	4	74,087
Loans held for investment before basis adjustment (6)	$13,937,701	$123,011	$161,077	$14,221,789
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $50.0 million to the carrying amount of certain loans included in fair value hedging relationships.

GAAP to NON-GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Net income	$62,562	$73,673	$66,904
Plus: amortization of intangible assets expense	3,171	3,440	3,592
Less: amortization of intangible assets expense tax adjustment (1)	901	978	1,025
Net income for average tangible common equity	$64,832	$76,135	$69,471

Average stockholders' equity	$2,822,392	$2,751,161	$2,864,387
Less: average intangible assets	54,310	57,624	68,157
Less: average goodwill	901,312	901,312	901,312
Average tangible common equity	$1,866,770	$1,792,225	$1,894,918

Return on average equity (annualized)	8.87%	10.71%	9.34%
Return on average tangible common equity (annualized)	13.89%	16.99%	14.66%
______________________________
(1) Adjusted by statutory tax rate

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax and provision for credit losses from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Interest income	$221,343	$217,781	$168,546
Interest expense	52,733	36,385	6,707
Net interest income	168,610	181,396	161,839
Noninterest income	21,186	20,497	25,894
Revenue	189,796	201,893	187,733
Noninterest expense	101,352	99,182	97,648
Pre-provision net revenue	88,444	102,711	90,085
Pre-provision net revenue (annualized)	$353,776	$410,844	$360,340

Average assets	$21,684,873	$21,728,933	$20,956,791

Pre-provision net revenue to average assets	0.41%	0.47%	0.43%
Pre-provision net revenue to average assets (annualized)	1.63%	1.89%	1.72%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022	2022	2022
Total stockholders' equity	$2,831,161	$2,798,389	$2,735,396	$2,755,219	$2,783,018
Less: intangible assets	953,729	956,900	960,340	963,812	967,290
Tangible common equity	$1,877,432	$1,841,489	$1,775,056	$1,791,407	$1,815,728

Total assets	$21,361,564	$21,688,017	$21,619,201	$21,993,919	$21,622,296
Less: intangible assets	953,729	956,900	960,340	963,812	967,290
Tangible assets	$20,407,835	$20,731,117	$20,658,861	$21,030,107	$20,655,006

Tangible common equity ratio	9.20%	8.88%	8.59%	8.52%	8.79%

Common shares issued and outstanding	95,714,777	95,021,760	95,016,767	94,976,605	94,945,849

Book value per share	$29.58	$29.45	$28.79	$29.01	$29.31
Less: intangible book value per share	9.96	10.07	10.11	10.15	10.19
Tangible book value per share	$19.61	$19.38	$18.68	$18.86	$19.12

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less other real estate owned operations and amortization of intangible assets, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income, less net gain from sales of investment securities. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Total noninterest expense	$101,352	$99,182	$97,648
Less: amortization of intangible assets	3,171	3,440	3,592
Less: other real estate owned operations, net	108	—	—
Noninterest expense, adjusted	$98,073	$95,742	$94,056

Net interest income before provision for credit losses	$168,610	$181,396	$161,839
Add: total noninterest income	21,186	20,497	25,894
Less: net gain from sales of investment securities	138	—	2,134
Revenue, adjusted	$189,658	$201,893	$185,599

Efficiency ratio	51.7%	47.4%	50.7%

Cost of core deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of core deposits is calculated as the ratio of core deposit interest expense to average core deposits. We calculate core deposit interest expense by excluding interest expense for certificates of deposit and brokered deposits from total deposit expense, and we calculate average core deposits by excluding certificates of deposit and brokered deposits from total deposits. Management believes cost of core deposits is a useful measure to assess the Company's deposit base, including its potential volatility.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Total deposits interest expense	$40,234	$25,865	$1,673
Less: certificates of deposit interest expense	7,775	3,941	530
Less: brokered deposits interest expense	13,056	9,965	1
Core deposits expense	$19,403	$11,959	$1,142

Total average deposits	$17,324,442	$17,608,783	$17,280,306
Less: average certificates of deposit	1,206,966	975,958	1,047,451
Less: average brokered deposits	1,443,827	1,283,567	5,553
Average core deposits	$14,673,649	$15,349,258	$16,227,302

Cost of core deposits	0.54%	0.31%	0.03%